Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS THIRD QUARTER FISCAL 2020 FINANCIAL RESULTS

●	Well Positioned with Strong Balance Sheet, Significant Liquidity and Continued Free Cash Flow Generation
●	Implementing Business Continuity and Expense Savings Initiatives to Address Covid-19 Pandemic Impact
●	Completed Refrigerated Solutions Group Divestiture; 200 Basis Points Pro Forma Operating Margin Improvement
●	Operating Margin Increased Year-over-Year in Hydraulics, Engineering Technologies and Food Service in Fiscal Third Quarter

SALEM, NH – May 7, 2020 – Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter of fiscal year 2020 ending March 31, 2020.

Summary Financial Results - Total Standex[1]

($M except EPS and Dividends)	3Q20	3Q19	Change
Net Sales	$155.5	$160.5	-3.1%
Operating Income	$16.9	$16.8	0.4%
Adjusted Operating Income	$17.6	$18.2	-3.2%
Net Income from Continuing Ops	$12.1	$8.7	39.2%

EBITDA	$25.4	$23.7	7.0%
EBITDA margin	16.3%	14.8%	150 bps
Adjusted EBITDA	$26.1	$25.1	4.0%
Adjusted EBITDA margin	16.8%	15.6%	120 bps

Diluted EPS	$0.97	$0.69	40.6%
Adjusted EPS	$0.96	$0.76	26.3%
Dividends per share	$0.22	$0.20	10.0%

3Q Free Cash Flow	$7.3	$11.3	-34.8%
Net Debt to EBITDA	0.95x	2.5x	-62.0%

1Fiscal third quarter 2019 results have been adjusted to reflect the divestiture of Refrigerated Solutions Group on April 16, 2020.

Third Quarter Fiscal 2020 Results

“I’m pleased with how we navigated the unprecedented environment and positioned the Company to enter an uncertain period in a position of strength. In response to COVID-19 related business challenges, we took immediate and effective actions in the quarter to support a healthy and safe operating environment for our employees. We launched a company-wide business continuity effort to address the impact of the COVID-19 pandemic. Our experience in China, where some of our plants were closed for a portion of the quarter and are now fully operational, provided us with an effective playbook. We have been deemed an essential business in most of our plants and have had limited shutdowns in our facilities. Our approach in executing globally has been highly collaborative and coordinated,” commented David Dunbar, president and chief executive officer.

“Despite the very challenging environment, third quarter earnings improved year-over-year with increased operating margins in Hydraulics, Engineering Technologies and Food Service and we continued to generate solid free cash flow. Our Engraving segment performance was impacted by reduced capacity in some of our Asian plants due to the COVID-19 pandemic and reduced demand due to certain customer shut-downs in Europe. In addition to facing similar COVID-19 challenges, the Electronics segment was negatively impacted by material cost increases. However, on a sequential basis, revenue in the Electronics segment increased and operating margin declined only slightly.

“In the fiscal third quarter, we announced the divestiture of our Refrigerated Solutions business which was subsequently completed in April. Consolidated operating margin is approximately 200 basis points higher year-to-date in fiscal 2020 pro forma for the sale of RSG.

“Due to the economic impact of COVID-19 we have initiated expense reductions which will result in approximately $4 million in savings and $1.5 million in restructuring charges in fiscal fourth quarter 2020. In addition, we have reduced fiscal 2020 capital spending by approximately $10 million with the focus on maintenance, safety and our highest priority growth initiatives.

“Our strong balance sheet positions us well to invest selectively in our ongoing pipeline of organic and inorganic opportunities. We have approximately $220 million in available liquidity with net debt to adjusted EBITDA of under 1x. In addition, we generated free cash flow of $7.3 million in the third quarter with working capital turns improving ten basis points year-over-year to 4.7x. We also took actions to reduce our effective interest rate by 50 basis points or approximately $1 million annually.

“In closing, I want to thank our employees for their dedication and efforts as well as our customers and suppliers for their ongoing support. While this remains an extremely challenging environment, we are confident in our ability to successfully execute and progress on our strategic priorities further transforming Standex around larger and more profitable platforms with compelling customer value propositions," concluded Dunbar.

Outlook

In the fiscal fourth quarter 2020, the Company expects that each of its segments will experience some sequential revenue decline as a result of the COVID-19 pandemic. Electronics, Engraving, and Engineering Technologies segments are expected to have slight to moderate sequential revenue declines in the fourth quarter. The Food Service segment is likely to have the most significant sequential decrease in revenue as restaurants around the United States remain closed or focused solely on take out sales. In addition, the Scientific business will be impacted by the current market shift toward consumable protective equipment due to COVID-19 with less near-term emphasis on capital equipment expenditures.

Third Quarter Segment Operating Performance

Electronics (31% of sales; 34% of segment operating income)

	3Q20	3Q19	% Change
Electronics ($M)
Net sales	$48.1	$50.2	-4.2%
Operating Income	8.0	9.4	-14.9%
Operating Margin	16.7%	18.8%

Sales decreased 4.2% year-over-year as the COVID-19 pandemic caused reduced capacity in Electronics’ China plants and certain automotive customer shutdowns in Europe. These trends were partially offset by strength in magnetics sales as well as contribution from new sensor, switch and relay applications. Operating income year-over-year decreased approximately $1.4 million or 14.9% primarily due to the impact of lower volumes, material price increases, plant closings due to COVID-19, partially offset by cost savings initiatives.

In fiscal fourth quarter 2020, the Company expects a slight sequential decline in revenue but more moderate decrease in operating margin. The anticipated margin decrease reflects a combination of higher raw material cost and expenses associated with the partial shutdown of its Mexico plant.

Engraving (23% of sales; 19% of segment operating income)

	3Q20	3Q19	% Change
Engraving ($M)
Net sales	$35.4	$37.1	-4.6%
Operating Income	4.5	4.5	-0.3%
Operating Margin	12.6%	12.1%

Sales decreased 4.6% year-over-year, primarily due to pandemic related delays both in the receipt of tools from customers and the business’ shipment of completed work. Operating income remained flat year-over-year but declined sequentially primarily due to COVID-19 related volume decline and associated operational costs.

In fiscal fourth quarter 2020, on a sequential basis, the Company expects a slight decline in revenue and flat operating margin performance primarily due to volume trends. While the Engraving backlog at the end of the third quarter was in a strong position, there is the potential that some automotive programs may slip into fiscal year 2021.

Engineering Technologies (17% of sales; 13% of segment operating income)

	3Q20	3Q19	% Change
Engineering ($M)
Net sales	$26.7	$27.5	-2.7%
Operating Income	3.1	2.8	10.6%
Operating Margin	11.6%	10.2%

Engineering Technologies revenue decreased 2.7% year-over-year reflecting lower aviation-related sales offset partially by increased sales in the space end market. Operating income grew 10.6% as a result of cost control actions and manufacturing efficiencies.

In fiscal fourth quarter 2020, the Company expects to see moderate sequential revenue decline in its aviation end market due to COVID-19 related customer pushouts, although the segment’s defense exposure should mitigate some of the sequential decrease as these end markets are anticipated to remain stable. Expect sequentially flat operating margin performance.

Hydraulics (9% of sales; 10% of segment operating income)

	3Q20	3Q19	% Change
Hydraulics ($M)
Net sales	$13.5	$15.1	-10.3%
Operating Income	2.4	2.2	5.0%
Operating Margin	17.4%	14.8%

Sales for the Hydraulics segment decreased 10.3% year-over-year due to a slowdown in the dump market and customer inventory destocking in the refuse market. Operating income increased 5.0% year-over-year reflecting increased contribution from aftermarket sales and solid expense management.

The Company expects that the fiscal fourth quarter operating performance will be challenged due to the impact that the COVID-19 pandemic will have on customer production levels, along with the continued imposition of tariffs on rod cylinders. This will be partially offset by the continued focus on growing aftermarket presence and continued expense controls.

Food Service Equipment (20% of sales; 24% of segment operating income)

	3Q20	3Q19*	% Change
Food Service ($M)
Net sales	$31.7	$30.6	3.7%
Operating Income	5.7	5.4	6.9%
Operating Margin	18.1%	17.5%

*Third quarter fiscal 2019 results have been adjusted to reflect the divestiture of Refrigerated Solutions Group.

Sales increased 3.7% year-over-year reflecting growth in Scientific, particularly in the retail drug sector, balanced with relatively flat demand in Merchandising and lower sales in the Pumps business. The 6.9% increase in operating income was primarily due to increased margin at both Scientific and Merchandising as a result of favorable product mix and expense control.

During the fourth quarter, the Company expects a significant sales reduction in our Display Merchandising and Pump businesses as restaurants around the United States remain closed or focused solely on take out sales. Sales in the Scientific business will be moderately impacted by the short-term customer focus on supplying personal protective equipment for health care workers in lieu of capital equipment.

Capital Allocation

●

Share Repurchase: During the fiscal third quarter, the Company repurchased approximately 129,000 shares for $8.1 million. There is approximately $44.7 million remaining under the Board's current repurchase authorization.

●

Capital Expenditures: In fiscal third quarter of 2020, Standex’s cash capital expenditures were $5.5 million compared to $3.1 million in the third quarter of 2019. The Company is reducing its outlook for fiscal 2020 capital spending to approximately $19 to 21 million compared to $30 to $32 million previously. The focus of capital expenditures for the balance of fiscal 2020 will be on maintenance, safety and highest priority growth initiatives.

●

Dividends: On April 22, the Company declared a quarterly cash dividend of $0.22 per share, a 10% year-over-year increase. The dividend will be payable on May 25, 2020 to shareholders of record May 11, 2020.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $102.8 million at March 31, 2020 compared to $88.1 million at the end of the second fiscal quarter in 2020 and $104.5 million at the end of fiscal 2019. Net debt for the third quarter of 2020 consisted primarily of long-term debt of $212.1 million and cash and equivalents of $109.3 million of which $81.0 million was held by foreign subsidiaries.

Standex has repatriated approximately $20.3 million year-to-date in fiscal 2020 and continues to expect to repatriate $35 million in total in fiscal 2020. The Company’s net debt to Adjusted EBITDA leverage ratio was 0.95x at the end of the fiscal third quarter 2020.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended March 31, 2020 was $12.8 million compared to net cash provided by continuing operating activities of $14.4 million in the prior year. The Company generated free cash flow after capital expenditures of $7.3 million compared to free cash flow of $11.3 million in the fiscal third quarter 2019. The year-over-year decrease primarily reflected higher capital expenditures and a pension contribution payment. Working capital turns of 4.7x in the third quarter compared to 4.6x in fiscal third quarter 2019.

Conference Call Details

Standex will host a conference call for investors tomorrow, May 8, 2020 at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations”, located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through May 8, 2021. To listen to the teleconference playback, please dial (877) 344-7529 in the U.S. or (412) 317-0088 internationally; the passcode is 10142523. The audio playback via phone will be available through May 15, 2020. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Engraving, Electronics, Engineering Technologies, Hydraulics, and Food Service Equipment with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; and our ability to increase manufacturing production to meet demand; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail : InvestorRelations@Standex.com

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2020	2019	2020	2019

Net sales	$155,474	$160,455	$465,150	$471,189
Cost of sales	102,959	105,340	296,613	296,722
Gross profit	52,515	55,115	168,537	174,467

Selling, general and administrative expenses	34,893	36,913	113,697	111,237
Restructuring costs	593	549	2,792	826
Acquisition related costs	120	805	1,650	2,352

Income from operations	16,909	16,848	50,398	60,052

Interest expense	1,774	3,230	5,820	8,598
Other non-operating (income) / expense	(238)	679	(566)	1,694
Total	1,536	3,909	5,254	10,292

Income from continuing operations before income taxes	15,373	12,939	45,144	49,760
Provision for income taxes	3,321	4,284	10,229	14,086
Net income from continuing operations	12,052	8,655	34,915	35,674

Income (loss) from discontinued operations, net of tax	(18,375)	17,614	(16,562)	19,847

Net income	$(6,323)	$26,269	$18,353	$55,521

Basic earnings per share:
Income (loss) from continuing operations	$0.98	$0.69	$2.83	$2.83
Income (loss) from discontinued operations	(1.49)	1.41	(1.34)	1.57
Total	$(0.51)	$2.10	$1.49	$4.40

Diluted earnings per share:
Income (loss) from continuing operations	$0.97	$0.69	$2.81	$2.81
Income (loss) from discontinued operations	(1.48)	1.40	(1.33)	1.57
Total	$(0.51)	$2.09	$1.48	4.38

Average Shares Outstanding
Basic	12,337	12,530	12,348	12,695
Diluted	12,397	12,574	12,413	12,784

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	June 30,
(In thousands)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$109,297	$93,145
Accounts receivable, net	101,331	103,374
Inventories	85,274	76,302
Prepaid expenses and other current assets	21,829	21,820
Income taxes receivable	5,232	1,622
Current assets- Discontinued Operations	37,518	37,610
Total current assets	360,481	333,873

Property, plant, equipment, net	134,171	134,239
Intangible assets, net	109,264	118,660
Goodwill	270,044	273,843
Deferred tax asset	10,876	14,140
Operating lease right-of-use asset	40,901	-
Other non-current assets	26,306	25,105
Long-term Assets- Disontinued Operations	4,879	22,029
Total non-current assets	596,441	588,016

Total assets	$956,922	$921,889

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$54,188	$54,201
Accrued liabilities	55,729	50,176
Income taxes payable	524	5,735
Current Liabilities- Disontinued Operations	26,362	31,503
Total current liabilities	136,803	141,615

Long-term debt	212,065	197,610
Operating lease long-term liabilities	32,084	-
Accrued pension and other non-current liabilities	106,446	116,128
Non-current liabilities- Discontinued Operations	2,720	2,223
Total non-current liabilities	353,315	315,961

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	70,910	65,515
Retained earnings	828,556	818,282
Accumulated other comprehensive loss	(142,916)	(137,278)
Treasury shares	(331,722)	(324,182)
Total stockholders' equity	466,804	464,313

Total liabilities and stockholders' equity	$956,922	$921,889

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Nine Months Ended
	March 31,
(In thousands)	2020	2019

Cash Flows from Operating Activities
Net income	$18,353	$55,521
Income (loss) from discontinued operations	(16,562)	19,847
Income from continuing operations	34,915	35,674

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,301	21,599
Stock-based compensation	5,285	2,680
Non-cash portion of restructuring charge	(87)	(81)
Life insurance benefit	(1,302)	-
Contributions to defined benefit plans	(3,454)	(751)
Net changes in operating assets and liabilities	(30,168)	(29,544)
Net cash provided by operating activities - continuing operations	29,490	29,577
Net cash provided by (used in) operating activities - discontinued operations	(3,559)	(4,000)
Net cash provided by (used in) operating activities	25,931	25,577
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(15,806)	(16,914)
Expenditures for acquisitions, net of cash acquired	-	(96,768)
Other investing activities	1,515	2,520
Net cash (used in) investing activities from continuing operations	(14,291)	(111,162)
Net cash (used in )investing activities from discontinued operations	9,414	1,996
Net cash (used in) investing activities	(4,877)	(109,166)
Cash Flows from Financing Activities
Proceeds from borrowings	106,500	206,650
Payments of debt	(92,300)	(107,650)
Contingent consideration payment	(872)	(910)
Activity under share-based payment plans	1,577	952
Purchase of treasury stock	(9,008)	(19,239)
Cash dividends paid	(7,911)	(7,331)
Net cash provided by (used in) financing activities	(2,014)	72,472

Effect of exchange rate changes on cash	(2,888)	(2,444)

Net changes in cash and cash equivalents	16,152	(13,561)
Cash and cash equivalents at beginning of year	93,145	109,602
Cash and cash equivalents at end of period	$109,297	$96,041

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands)	2020	2019	2020	2019
Net Sales
Electronics Products	$48,069	$50,197	$140,521	$154,347
Engraving	35,431	37,135	112,118	111,602
Engineering Technologies	26,730	27,467	77,869	71,818
Hydraulics Products	13,549	15,106	38,613	39,758
Food Service Equipment	31,695	30,550	96,029	93,664
Total	$155,474	$160,455	$465,150	$471,189

Income from operations
Electronics Products	$8,017	$9,418	$23,892	$32,581
Engraving	4,472	4,485	17,925	18,883
Engineering Technologies	3,098	2,800	9,879	6,636
Hydraulics Products	2,354	2,242	6,698	5,753
Food Service Equipment	5,729	5,361	19,134	17,224
Restructuring	(593)	(549)	(2,792)	(826)
Acquisition Related Costs	(120)	(805)	(1,650)	(2,352)
Corporate	(6,048)	(6,104)	(22,688)	(17,847)
Total	$16,909	$16,848	$50,398	$60,052

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
(In thousands, except percentages)	2020	2019	% Change	2020	2019	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$155,474	$160,455	-3.1%	$465,150	$471,189	-1.3%
Income from operations, as reported	$16,909	$16,848	0.4%	$50,398	$60,052	-16.1%
Income from operations margin	10.9%	10.5%		10.8%	12.7%
Adjustments:
Restructuring charges	593	549		2,792	826
Acquisition-related costs	120	805		1,650	2,352
Purchase accounting expenses	-	-		-	511
Adjusted income from operations	$17,622	$18,202	-3.2%	$54,840	$63,741	-14.0%
Adjusted income from operations magin	11.3%	11.3%		11.8%	13.5%
Interest and other income (expense), net	(1,536)	(3,909)		(5,254)	(10,292)
Provision for income taxes	(3,321)	(4,284)		(10,229)	(14,086)
Discrete and other tax items	(695)	-		(1,417)	(779)
Tax impact of above adjustments	(186)	(417)		(1,159)	(1,136)
Net income from continuing operations, as adjusted	$11,884	$9,592	23.9%	$36,781	$37,448	-1.8%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$12,052	$8,655	39.2%	$34,915	$35,674
Net income from continuing operations margin	7.8%	5.4%		7.5%	7.6%
Add back:
Provision for income taxes	3,321	4,284		10,229	14,086
Interest expense	1,774	3,230		5,820	8,598
Depreciation and amortization	8,235	7,560		24,301	21,599
EBITDA	$25,382	$23,729	7.0%	$75,265	$79,957	-5.9%
EBITDA Margin	16.3%	14.8%		16.2%	17.0%
Adjustments:
Restructuring charges	593	549		2,792	826
Acquisition-related costs	120	805		1,650	2,352
Life Insurance Benefit	-	-		(1,302)	-
Purchase accounting expenses	-	-		-	511
Adjusted EBITDA	$26,095	$25,083	4.0%	$78,405	$83,646	-6.3%
Adjusted EBITDA Margin	16.8%	15.6%		16.9%	17.8%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$12,831	$14,412		$29,490	$29,577
Less: Capital expenditures	(5,510)	(3,155)		(15,806)	(16,914)
Free operating cash flow	$7,321	$11,257		$13,684	$12,663

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
Adjusted earnings per share from continuing operations	2020	2019	% Change	2020	2019	% Change

Diluted earnings per share from continuing operations, as reported	$0.97	$0.69	40.6%	$2.81	$2.81	0.0%

Adjustments:
Restructuring charges	0.04	0.03		0.17	0.05
Acquisition-related costs	0.01	0.04		0.10	0.14
Life insurance benefit	-	-		(0.10)	-
Discrete tax Items	(0.06)	-		(0.11)	(0.06)
Purchase accounting expenses	-	-		-	0.03
Diluted earnings per share from continuing operations, as adjusted	$0.96	$0.76	26.3%	$2.87	$2.97	-3.4%

	Nine Months Ended			Nine Months Ended
	March 31, 2020			March 31, 2019
Proforma Operating Margin Improvement	Continuing Ops Prior to Divested RSG	Divested RSG Businesses	Restated Continuing Operations	Continuing Ops Prior to Divested RSG	Divested RSG Businesses	Restated Continuing Operations
Net sales	574,068	108,918	465,150	582,403	111,214	471,189

Income (loss) from operations	50,964	(19,430)	50,398	62,204	(2,153)	60,052
Adjustment for pre-tax impairment on divestiture	-	(19,996)	-	-	-	-
Income (loss) from operations as adjusted	50,964	566	50,398	62,204	(2,153)	60,052
Income (loss) from operations margin as adjusted	8.9%	0.5%	10.8%	10.7%	-1.9%	12.7%